Exhibit (h)(v)

EXECUTION COPY

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement (the “Amendment”) is made as of June 29, 2018 by and between State Street Bank and Trust Company (the “Administrator”) and Laudus Trust, a Massachusetts business trust (the “Trust”) and shall be effective as set forth in Section 3 below. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Administrator, the Trust and Laudus Institutional Trust (formerly known as the Laudus Variable Insurance Trust) entered into an Administration Agreement dated as of October 1, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, the Securities and Exchange Commission issued an order on April 20, 2016 declaring that Laudus Institutional Trust ceased to be an investment company and the Secretary of State of the State of Delaware has accepted the Certificate of Cancellation for Laudus Institutional Trust effective May 15, 2016; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Notice having been given by Laudus Institutional Trust of its termination, liquidation and winding up, effective as of May 15, 2016 (the “Effective Date”), the Administrator hereby agrees (a) to waive the notice required under Section 14(a) of the Agreement and (b) subject to its receipt of all compensation and outstanding fees, costs and expenses due and payable to the Administrator as of the Effective Date under the Agreement, that the Agreement is terminated as to Laudus Institutional Trust as of the later of the Effective Date and the date upon which all such monies were received. The provisions of this Section 1 and of Sections 11, 14 and 21 of the Agreement shall survive such termination.

2.	The Agreement is hereby amended as follows:

A.	The third paragraph of Section 6 is hereby amended and restated as follows:

“The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-lA, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Investment Funds’ net asset value.”

B.	A new paragraph is hereby added to Section 7 of the Agreement immediately following the first paragraph as follows:

“Pursuant to other agreements now or any time in effect between the Trust (or its investment manager or investment advisor, on its behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than as Administrator hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Trust and/or the Investment Funds that is necessary to provide the Services, including Form N-PORT and Form N-CEN Support Services. The Trust hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Investment Fund under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Administrator, Trust and Investment Fund information such as net asset values and information relating to the net assets of the Investment Funds, holdings and liquidity reports, market value and other information and data related to the Investment Funds.”

C.	Schedule A of the Agreement is hereby amended and replaced with Schedule A attached hereto in Exhibit 1,

D.	Schedule B of the Agreement is hereby amended and replaced with Schedule B attached hereto in Exhibit 1.

E.	Schedule C of the Agreement is hereby amended by amending Items 2, and 10 through 13, as follows, and adding a new Item 14, immediately following Item 13, as follows:

“2.        Prepare for the review by designated officer(s) of the Trust financial information required by Form N-lA, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

10.        [Reserved];

11.        Assist in developing guidelines and procedures to improve overall compliance by the Trust;

12.        Assist the Trust in the handling of routine regulatory examinations and work with the Trust’s legal counsel in response to any non-routine regulatory matters;

13.        Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Trust in connection with Rule 38a-1 of the 1940 Act; and

14.        Perform the Form N-PORT and Form N-CEN Support Services described in Schedule D of the Agreement (solely to the Investment Funds listed on Annex I of Schedule D, as such Annex I may be amended, supplemented, restated or otherwise modified from time to time), subject to the additional terms and conditions set forth therein.”

F.	A new Schedule D (Form N-PORT and Form N-CEN Support Services) and Annex I to Schedule D are hereby added to the Agreement as set forth Exhibit 1 attached hereto.

3.	The provisions of this Amendment (and the terms of the Agreement as modified hereby) shall be or become effective as follows:

A.	Sections 1, 2.A. and 2.B of this Amendment and the preparation and onboarding activities related to the Services, including those set forth in Section II of Schedule D, shall be effective as of the date of this Amendment as set forth above.

B.	Section 2.C., 2.D. and 2.E. of this Amendment and the data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule D) shall become effective as of the first day of the first month in which the Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

C.	The filing obligations of the Services shall become effective as of the first day of the first month in which the Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-PORT (currently anticipated to be April 2019).

4.	Notwithstanding the provisions of Sections 14(a), (b) and (c) of the Agreement, the Trust agrees to be bound to receive from the Administrator the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule D attached hereto for at least eighteen (18) months following the date of this Amendment; provided that if the Agreement is terminated for cause prior to such time the Form N-PORT and Form N-CEN Support Services shall terminate contemporaneously therewith. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the termination provisions of Section 14 of the Agreement will apply to the Form N-PORT and Form N-CEN Support Services in the same way as such provisions apply to all other services under the Agreement.

5.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

6.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

7.	This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

LAUDUS TRUST

By:	/s/ Mark Fischer
Name:	Mark Fischer
Title:	Treasurer and Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

EXHIBIT 1

ADMINISTRATION AGREEMENT

SCHEDULE A

Laudus Trust

Laudus Mondrian Emerging Markets Fund

Laudus Mondrian International Equity Fund

Laudus Mondrian International Government Fixed Income Fund (f/k/a Laudus Mondrian International Fixed Income Fund)

Laudus U.S. Large Cap Growth Fund (f/k/a Laudus Growth Investors U.S. Large Cap Growth Fund)

ADMINISTRATION AGREEMENT

SCHEDULE B

[Reserved]

ADMINISTRATION AGREEMENT

SCHEDULE D

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (together, the “Form N-PORT and Form N-CEN Support Services”) and Quarterly Portfolio of Investments Services (collectively, with the “Form N-PORT and Form N-CEN Support Services,” the “Services”).

I.                 Services.

(a)              Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Investment Funds not administered by the Administrator or its affiliates, third party administrators or other data providers of the Trust or the Investment Funds, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations, and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for each Investment Fund listed on Annex I for review and approval by the Trust and (ii) annual updates of Form N-CEN for each Investment Fund listed on Annex I for review and approval by the Trust.

•	The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided with respect to each Investment Fund as set forth in the attached Annex 1, which shall be executed by the Trust and the Administrator. The Form N-CEN Services will be provided with respect to the Trust as set forth in the attached Annex 1, Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties.

(b)         Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Trust and the Investment Funds, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of each Investment Fund’s first and third fiscal quarter-ends.

•	Following review and final approval by the Trust of each such draft Portfolio of Investments, and at the direction of and on behalf of the Trust, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

Liquidity Risk Measurement Services: [Not Applicable.]

II.             Trust Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Trust by the Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust, the Investment Funds or their affiliates or any pooled vehicle, security or other investment or portfolio regarding which the Trust, the Investment Funds or their affiliates provide services or are otherwise associated (“Trust Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on behalf of the Trust, an Investment Fund or otherwise prepared by the Administrator or its affiliates (“State Street Data,” together with Required Data and Third Party Data (as defined below), for purposes of this Schedule D, “Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust or an Investment Fund shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust or the Investment Fund(s) relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Trust or the Investment Fund(s) under the Other Trust Agreements.

In connection with the provision of the Services by the Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A)   Arranging for the regular provision of all Required Data (including State Street Data where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with the Trust or an Investment Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Investment Funds with respect to which services are provided under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, an Investment Fund, its or their affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to the Trust or one or more Investment Funds, the Administrator and the Trust will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of the Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B)   Providing all required information and assumptions not otherwise included in Trust or Investment Fund data and assumptions provided pursuant to Section l(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that the Trust is likely to be required to provide with respect to each Investment Fund pursuant to Sections l(A) and l(B) above, and the Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Services:

•	SEC filing classification of the Trust or an Investment Fund (i.e. small or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

2.          The Trust acknowledges that it has provided to the Administrator all material assumptions used by the Trust or that are expected to be used by the Trust with respect to each Investment Fund in connection with the completion of Form N-PORT and  Form N-CEN Support Services and the provision of the Quarterly Portfolio of Investment Services and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Quarterly Portfolio of Investment Service, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by the Administrator in performing the Services; and
•	Assumptions specific to the Trust and each Investment Fund.

The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.             The Trust acknowledges and agrees on the following matters:

(A)          The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, the “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)           The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it or the Investment Funds. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust or Investment Fund-obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C)          The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Trust (“Materials”) (a) for the internal business purpose of the Trust or the applicable Investment Fund relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to the applicable Investment Fund and its investment managers, investment advisers, board of trustees, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Investment Fund (each a “Permitted Person”); provided, however, (i) the Trust and/or Investment Fund may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, trustees, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in an Investment Fund or any Permitted Persons (collectively, including the Trust, the “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)         The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)          The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the Administrator and its affiliates shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust or the Investment Funds. All such Feedback shall be provided by the Trust Parties “as-is” and with all faults, without representation or warranty of any kind, express or implied, including the implied warranties of fitness for a particular purpose, merchantability, title, non-infringement, quality and timeliness.

(F)          The Administrator may rely on Data used in connection with the Services without independent verification. Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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ANNEX I

LAUDUS TRUST

Further to the Amendment dated as of June 29, 2018, to the Administration Agreement dated as of October 1, 2005, between State Street Bank and Trust Company (the “Administrator”) and Laudus Trust (the “Trust’’), the Trust and the Administrator mutually agree to update this Annex 1 by adding/removing Investment Funds as applicable:

N-PORT Services and Quarterly Portfolio of Investments Services	Service Type
Laudus Trust	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
Laudus Mondrian Emerging Markets Fund	Standard
Laudus Mondrian International Equity Fund	Standard
Laudus Mondrian International Government Fixed Income Fund	Standard
Laudus U.S. Large Cap Growth Fund	Standard

N-CEN Services

Laudus Trust

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

LAUDUS TRUST

By:	/s/ Mark Fischer
Name:	Mark Fischer
Title:	Treasurer and Chief Financial Officer
Date:	7/11/18

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President
Date:	July 11, 2018